Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE

Julie Blystone

Renaissance Learning, Inc.

Toll free office:  (800) 200-4848

Fax:  (608) 664-3882

E-mail: pr@renlearn.com

RENAISSANCE LEARNING COMPLETES ACQUISITION OF ALPHASMART

WISCONSIN RAPIDS, Wis. and LOS GATOS, Calif. – June 27, 2005 – Renaissance Learning®, Inc. (Nasdaq: RLRN) and AlphaSmart, Inc. (Nasdaq: ALSM) announced today that the merger of AlphaSmart, Inc. with a subsidiary of Renaissance Learning, Inc. has been completed.  Shares of AlphaSmart will cease trading on the Nasdaq Stock Market effective as of the close of business today.

Based on the election forms received from AlphaSmart stockholders by the election deadline of 5:00 p.m., Central time, on June 24, 2005, AlphaSmart stockholders who made combination elections will receive $2.0625 in cash and 0.0844 of a share of Renaissance Learning common stock for each of their shares of AlphaSmart common stock;  AlphaSmart stockholders who made cash elections will receive $3.75 in cash for each of their shares of AlphaSmart common stock;  and AlphaSmart stockholders who made stock elections will receive 0.1877 of a share of Renaissance Learning common stock for each of their shares of AlphaSmart common stock.  In accordance with the terms of the merger agreement, Renaissance Learning will not issue any fractional shares in the merger.  Instead, each AlphaSmart stockholder who would otherwise be entitled to receive a fraction of a share of Renaissance common stock after taking into account all shares of AlphaSmart common stock delivered by such stockholder will receive a cash payment, without interest, equal to $19.79 (the closing price of Renaissance common stock on June 24, 2005) multiplied by the fractional share interest to which such stockholder would otherwise be entitled.  As total merger consideration, Renaissance Learning will issue approximately 1.2 million shares of Renaissance Learning common stock and pay approximately $34 million in cash.

“We are pleased to have completed the acquisition of AlphaSmart and look forward to working together to capitalize on the tremendous potential this combination provides”, said John R. Hickey, president and chief executive officer of Renaissance Learning.  “We are confident that by adding the Neo & Dana product lines alongside Renaissance Learning’s research based software, market penetration and strength of sales channel, we will continue to enhance and strengthen our position as a world leader in daily and periodic progress monitoring systems.”

-more-

For more information, visit www.renlearn.com or www.alphasmart.com.

Renaissance Learning, Inc.

Renaissance Learning, Inc. is a leading provider of research-based school-improvement programs for pre-K-12 schools and districts.  Adopted by more than 67,000 schools, Renaissance Learning daily and periodic progress monitoring systems give students and teachers continuous constructive feedback that helps motivate students, dramatically accelerate learning, improve test scores, and help students master all standards, while reducing teacher paperwork.  Renaissance Learning has four U.S. locations and subsidiaries in Australia, Canada, India and the United Kingdom.

AlphaSmart, Inc.

AlphaSmart, Inc. is a provider of affordable, portable personal learning solutions for the K–12 classroom.  Its portable computer-companion products are used by students to enhance writing, keyboarding and comprehension, and have been adopted by more than 8,500 school districts in the United States and other countries.  Based in Los Gatos, California, the company was founded in 1992 by former Apple Computer engineers.

Forward-Looking Statements and Safe Harbor

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to the expected impact the merger will have on Renaissance Learning.  Any such forward-looking statements may involve risks and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include the factors included under the heading entitled “Risk Factors” in the prospectus of Renaissance Learning and proxy statement of AlphaSmart dated May 26, 2005 as filed with the Securities and Exchange Commission, which factors are incorporated herein by reference.  Renaissance Learning expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

Source: Renaissance Learning, Inc.

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